News Release	For Immediate Release

Contact: Jeff Laudin	September 18, 2014
Phone: 402-963-1158
Fax: 402-963-1198

Valmont Updates Earnings Outlook

Omaha, NE - Valmont Industries, Inc. (NYSE: VMI), a leading global provider of engineered products and services for infrastructure and mechanized irrigation equipment for agriculture, today updated its 2014 earnings outlook.

In the Utility Support Structures Segment, over $40 million of projects scheduled for delivery in the second half of 2014 have been delayed by customers to fiscal 2015. Pricing in certain sectors of the market continues to be challenging.

In the Irrigation Segment, based on the recent farm commodity price trends and harvest expectations in North America, the Company expects segment operating earnings in the second half of 2014 to be approximately 10% below the same period of 2013.

The Australian industrial economy continues to experience softness, which affect our Coatings and Engineered Infrastructure Products segments.

Continued positive earnings comparisons in the Engineered Infrastructure Products segment are expected in the second half of 2014, as compared with 2013.

Our prior guidance for 2014 indicated earnings of between $9.35 and $9.65 per diluted share, which excluded the effect of our stock repurchasing program on earnings per share and any one-time adjustments that may take place during the remainder of the year. The guidance also assumed flat Irrigation segment results in the second half of 2014, as compared with 2013.

Consequently, we now expect full-year diluted earnings per share to be in the range of $8.70 to $8.90, excluding any effects of the Company’s financing transactions announced on September 8, 2014 and the share repurchase program.  Since we announced our capital allocation philosophy on May 13, 2014, we have repurchased approximately 2.1 million shares, for a total of $316 million out of an authorization of up to $500 million. The fully diluted earnings per share including the effects of the share repurchases to date are expected to be between approximately $9.00 and $9.20.

The company will report third quarter 2014 earnings on October 23, 2014.

Valmont is a global leader, designing and manufacturing highly engineered products that support global infrastructure development and agricultural productivity. Its products for infrastructure serve highway, transportation, wireless communication, electric transmission, industrial construction and energy markets. Its mechanized irrigation equipment for large scale agriculture improves farm productivity while conserving fresh water resources. In addition, Valmont provides coatings services that protect against corrosion and improve the service lives of steel and other metal products.

This release contains forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on assumptions that management has made in light of experience in the industries in which Valmont operates, as well as management’s perceptions of historical trends, current conditions, expected future developments and other factors believed to be appropriate under the circumstances. As you read and consider this release, you should understand that these statements are not guarantees of performance or results. They involve risks, uncertainties (some of which are beyond Valmont’s control) and assumptions. Although management believes that these forward-looking statements are based on reasonable assumptions, you should be aware that many factors could affect Valmont’s actual financial results and cause them to differ materially from those anticipated in the forward-looking statements. These factors include among other things, risk factors described from time to time in Valmont’s reports to the Securities and Exchange Commission, as well as future economic and market circumstances, industry conditions, company performance and financial results, operating efficiencies, availability and price of raw material, availability and market acceptance of new products, product pricing, domestic and international competitive environments, and actions and policy changes of domestic and foreign governments. The Company cautions that any forward-looking statement included in this press release is made as of the date of this press release and the Company does not undertake to update any forward-looking statement.